FOR IMMEDIATE RELEASE

Equinix Reports Third-Quarter Results and Raises 2026 Guidance
•Delivered record annualized gross bookings of $533 million, up 35% year over year, on robust demand and strengthening pricing
•Grew monthly recurring revenue by double digits year over year for the fourth consecutive quarter, reflecting the company’s central role in serving traditional and AI workloads
•Achieved 10% year over year interconnection revenue growth on both an as-reported and a normalized and constant currency basis, with Fabric revenue up 24% year over year on both an as-reported and a normalized and constant currency basis
•Accelerated new capacity delivery, with nearly 40% more cabinets planned for delivery in 2026 than initially anticipated
•Raised full-year 2026 guidance for the third consecutive quarter based on strong operating and financial performance

REDWOOD CITY, Calif. - October 28, 2026 - Equinix, Inc. (Nasdaq: EQIX), the world’s digital infrastructure company®, today reported results for the quarter ended September 30, 2026.
“Our Q3 results and raised full-year guidance reflect the differentiated position and growing importance of Equinix,” said Adaire Fox-Martin, CEO and President, Equinix. “We delivered double-digit growth across the key metrics that drive long-term value creation, including interconnection and monthly recurring revenue, and we accelerated capacity to meet broad-based demand. We also unveiled Equinix Fabric One and Equinix Inference Exchange to enable enterprise customers to run, connect, and orchestrate their most critical workloads. Our diverse customer base, expanding ecosystem, and balance sheet strength position us well for sustained, profitable growth and shareholder value.”

Third-Quarter 2026 Results Summary
•Revenues
◦$2.571 billion, an 11% increase over the same quarter of the previous year on an as-reported basis and a 12% increase on a normalized and constant currency basis driven by strong underlying performance
•Operating Income
◦$600 million, a 27% increase over the same quarter of the previous year, primarily from strong underlying operating performance
•Net Income Attributable to Common Stockholders and Net Income per Share Attributable to Common Stockholders
◦$489 million, a 31% increase over the same quarter of the previous year, primarily from higher operating income and a non-recurring fee earned in connection with our investment in the atNorth joint venture
◦$4.93 per share, a 29% increase over the same quarter of the previous year
•Adjusted EBITDA
◦$1.321 billion, a 15% increase over the same quarter of the previous year on an as-reported basis, or a 14% increase on a normalized and constant currency basis
•AFFO and AFFO per Share
◦$1.156 billion, a 20% increase over the same quarter of the previous year on an as-reported basis, or a 14% increase on a normalized and constant currency basis excluding the benefit of the atNorth joint venture fee
◦$11.64 per share, an 18% increase over the same quarter of the previous year on an as-reported basis, or a 12% increase on a normalized and constant currency basis excluding the benefit of the atNorth joint venture fee
Equinix uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements.
Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation and other components of net income or loss from operations, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.
All per-share results are presented on a fully diluted basis.

2026 Guidance Summary

($ in millions, except per share data)	Prior FY 2026 Guidance	Underlying Adjustment	atNorth Joint Venture	Foreign Exchange Impact	Revised FY 2026 Guidance	Q4 2026 Guidance
Revenues	$10,205 - 10,285 11 - 12%	+$84		+$16	$10,325 - 10,365 ~12%	$2,684 - 2,724 12 - 13%
Adjusted EBITDA Adjusted EBITDA Margin %	$5,210 - 5,270 ~51%	+$59		+$11	$5,290 - 5,330 ~51%	$1,328 - 1,368 49 - 50%
Recurring Capital Expenditures % of Revenues	$290 - 310 ~3%				$290 - 310 ~3%	$141 - 161 5 - 6%
Non-recurring Capital Expenditures (Excludes xScale and Real Estate Acquisitions)	$4,710 - 5,690	-$2		+$2	$4,710 - 5,690
AFFO	$4,240 - 4,300	+$52	+$31	+$7	$4,340 - 4,380
AFFO per Share (Diluted)	$42.69 - 43.29 10 - 12%	+$0.54	+$0.31	+$0.07	$43.71 - 44.11 11 - 12%
Expected Cash Dividends	~$2,039	-$2			~$2,037

For the fourth quarter of 2026, the company expects revenues to range between $2.684 and $2.724 billion, an increase of 11 - 13% over the previous year on an as-reported basis, or 12 - 13% on a normalized and constant currency basis. Adjusted EBITDA is expected to range between $1.328 and $1.368 billion, reflecting an adjusted EBITDA margin of 49 - 50%.

For the full year of 2026, total revenues are expected to range between $10.325 and $10.365 billion, an increase of approximately 12% over the previous year on both an as-reported and a normalized and constant currency basis. Adjusted EBITDA is expected to range between $5.290 and $5.330 billion, reflecting an adjusted EBITDA margin of approximately 51%, an approximate 200 basis points expansion over the previous year. AFFO is expected to range between $4.340 and $4.380 billion. AFFO per share is expected to range between $43.71 and $44.11, an increase of 14 - 15% over the previous year on an as-reported basis, or 11 - 12% on a normalized and constant currency basis. Total capital expenditures are expected to range between $5 and $6 billion.
Q3 2026 Business Highlights
•Delivered record annualized gross bookings of $533 million.
•Added 6,900 net interconnections.
•Introduced Fabric One, an any-to-any connectivity service designed to simplify how enterprises connect distributed cloud, network and AI environments, with AWS and Google Cloud serving as lead integration partners.
•Announced Equinix Inference Exchange, in collaboration with NVIDIA and Together AI, to help enterprises deploy and scale AI inferencing workloads globally through high-performance, interconnected infrastructure.
•Launched Equinix Enhanced Performance Innovation Centers (EPIC), a global network of production-ready liquid cooling environments that enables customers to test, validate and deploy high-density AI infrastructure alongside Equinix experts and leading technology partners.
•Completed the investment in atNorth alongside CPP Investments, strengthening Equinix’s position in the fast-growing Nordic market and expanding its footprint across AI-ready, high-density data center infrastructure powered by renewable energy.
•Advanced Equinix’s leadership on responsible infrastructure growth in Texas, supporting state standards on grid costs, water stewardship, community impact, and transparency while reinforcing more than $1.6 billion in long-term investment across the state.

•Established a first-of-its-kind partnership in Georgia that protects ratepayers by having Equinix fund all grid infrastructure costs associated with its Hampton data center project through a 20-year commitment.
Q3 2026 Results Conference Call and Replay Information
Equinix will discuss its quarterly results for the period ended September 30, 2026, along with its future outlook, in its quarterly conference call on Wednesday, October 28, 2026, at 5:30 p.m. ET (2:30 p.m. PT). A simultaneous live webcast of the call will be available on the company’s Investor Relations website at www.equinix.com/investors. To hear the conference call live, please dial 1-517-308-9482 (domestic and international) and reference the passcode EQIX.
A replay of the call will be available one hour after the call through Thursday, December 31, 2026, by dialing 1-800-814-6745 and referencing the passcode 2026. In addition, the webcast will be available at www.equinix.com/investors (no password required).
Investor Presentation and Supplemental Financial Information
Equinix has made available on its website a presentation designed to accompany the discussion of Equinix’s results and future outlook, along with certain supplemental financial information and other data. Interested parties may access this information through the Equinix Investor Relations website at www.equinix.com/investors.
Additional Resources
•Equinix Investor Relations Resources
About Equinix
Equinix, Inc. (Nasdaq: EQIX) shortens the path to boundless connectivity anywhere in the world. Its digital infrastructure, data center footprint and interconnected ecosystems empower innovations that enhance our work, life and planet. Equinix connects economies, countries, organizations and communities, delivering seamless digital experiences and cutting-edge AI—quickly, efficiently and everywhere.
Non-GAAP Financial Measures
Equinix provides all information required in accordance with generally accepted accounting principles (“GAAP”), but it believes that evaluating its ongoing results of operations may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix also uses non-GAAP financial measures to evaluate its operations.
Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures. As such, Equinix provides a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.
Investors should note that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as those of other companies. Investors should therefore exercise caution when comparing non-GAAP financial measures used by Equinix to similarly titled non-GAAP financial measures of other companies.
Equinix’s primary non-GAAP financial measures include Adjusted EBITDA and Adjusted Funds from Operations (“AFFO”) as described below. Equinix presents these measures to provide investors with additional tools to evaluate its results in a manner that focuses on what management believes to be its core, ongoing business operations. These measures exclude items which Equinix believes are generally not relevant to assessing its long-term performance. Both measures eliminate the impacts of depreciation and amortization, which are derived from historical costs and which Equinix believes are not indicative of current or future expenditures, and other items for which the frequency and amount of charges can vary based on the timing and significance of individual transactions. Equinix believes that presenting these non-GAAP financial measures provides consistency and comparability with past reports and that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze the company effectively.
Adjusted EBITDA is used by management to evaluate the operating strength and performance of its core, ongoing business, without regard to its capital or tax structures. It also aids in assessing the performance of, making operating decisions for, and allocating resources to its operating segments. In addition to the uses described above, Equinix believes this measure provides investors with a better understanding of the operating performance of the business and its ability to perform in subsequent periods.
Equinix defines adjusted EBITDA as net income excluding:
•income tax expense
•interest income
•interest expense
•other income or expense
•gain or loss on debt extinguishment
•depreciation, amortization and accretion expense
•stock-based compensation expense
•restructuring and other exit charges, which primarily include employee severance, facility closure costs, lease or other contract termination costs and advisory fees related to the realignment of our management structure, operations or products and other exit activities
•impairment charges
•transaction costs
•gain or loss on asset sales
AFFO is derived from Funds from Operations (“FFO”) calculated in accordance with the standards established by the National Association of Real Estate Investment Trusts. Both FFO and AFFO are non-GAAP measures commonly used in the REIT industry. Although these measures may not be directly comparable to similar measures used by other companies, Equinix believes that the presentation of these measures provides investors with an additional tool for comparing its performance with the performance of other companies in the REIT industry. Additionally, AFFO is a performance measure used in certain of the company’s employee incentive programs, and Equinix believes it is a useful measure in assessing its dividend-paying capacity, as it isolates the cash impact of certain income and expense items and considers the impact of recurring capital expenditures.
Equinix defines FFO as net income attributable to common stockholders excluding:
•gain or loss from the disposition of real estate assets
•depreciation and amortization expense on real estate assets
•adjustments related to unconsolidated joint ventures and non-controlling interests
Equinix defines AFFO as FFO adjusted for:
•depreciation and amortization expense on non-real estate assets
•accretion expense
•stock-based compensation expense
•stock-based charitable contributions
•restructuring and other exit charges, as described above
•impairment charges
•transaction costs

•impacts of straight-lining installation revenue
•impacts of straight-lining rent expense
•impacts of straight-lining contract costs
•amortization of deferred financing costs and debt discounts and premiums
•gain or loss from the disposition of non-real estate assets
•gain or loss on debt extinguishment
•an income tax expense adjustment, which represents the non-cash tax impact due to changes in valuation allowances, uncertain tax positions and deferred taxes
•recurring capital expenditures, which represent expenditures to extend the useful life of data centers or other assets that are required to support current revenues
•net income or loss from discontinued operations, net of tax
•adjustments from FFO to AFFO related to unconsolidated joint ventures and non-controlling interests
Equinix provides normalized and constant currency growth rates for revenues, adjusted EBITDA, AFFO and AFFO per share. These growth rates assume foreign currency rates remain consistent across comparative periods. Revenue growth rates exclude the impact of net power pass-through, acquisitions, divestitures and the Equinix Metal® wind-down. Adjusted EBITDA growth rates exclude the impact of acquisitions, divestitures and integration costs. AFFO growth rates exclude the impact of acquisitions and related financing costs, divestitures, integration costs and balance sheet remeasurements. AFFO per share growth rates exclude the impact of integration costs and balance sheet remeasurements.
Equinix presents cash cost of revenues and cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A). These measures exclude depreciation, amortization, accretion and stock-based compensation, which are not good indicators of Equinix’s current or future operating performance, as described above.
Equinix also presents free cash flow and adjusted free cash flow. Free cash flow is defined as net cash provided by (used in) operating activities plus net cash provided by (used in) investing activities excluding the net purchases of and distributions from equity investments. Adjusted free cash flow is defined as free cash flow excluding any real estate and business acquisitions, net of cash and restricted cash acquired. These measures are presented in order for lenders, investors and the industry analysts who review and report on Equinix to better evaluate Equinix’s cash spending levels relative to its industry sector and competitors.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, risks to our business and operating results related to the current inflationary environment; foreign currency exchange rate fluctuations; stock price fluctuations; increased costs to procure power and the general volatility in the global energy market; the challenges of building and operating IBX® and xScale® data centers, including those related to sourcing suitable power and land, and any supply chain constraints or increased costs of supplies; the challenges of developing, deploying and delivering Equinix products and solutions; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenues from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; risks related to our taxation as a REIT; risks related to regulatory inquiries or litigation; and other risks described from time to time in Equinix filings with the Securities and Exchange Commission. In particular, see recent and upcoming Equinix quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix Media Relations	Equinix Investor Relations
press@equinix.com	invest@equinix.com

EQUINIX, INC.
Condensed Consolidated Statements of Operations
(in millions, except share and per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Recurring revenues	$2,442	$2,377	$2,215	$7,150	$6,445
Non-recurring revenues	129	248	101	490	352
Revenues	2,571	2,625	2,316	7,640	6,797
Cost of revenues	1,257	1,230	1,142	3,673	3,310
Gross profit	1,314	1,395	1,174	3,967	3,487
Operating expenses:
Sales and marketing	233	239	219	713	669
General and administrative	449	462	470	1,355	1,359
Restructuring and other exit charges	6	6	5	18	17
Transaction costs	20	3	3	31	12
Impairment charges	6	17	4	25	5
(Gain) loss on asset sales	—	3	(1)	(17)	(1)
Total operating expenses	714	730	700	2,125	2,061
Income from operations	600	665	474	1,842	1,426
Interest and other income (expense):
Interest income	46	36	53	123	152
Interest expense	(163)	(151)	(128)	(462)	(385)
Other income (expense)	54	(28)	—	27	2
Gain (loss) on debt extinguishment	—	1	—	1	1
Total interest and other, net	(63)	(142)	(75)	(311)	(230)
Income before income taxes	537	523	399	1,531	1,196
Income tax expense	(48)	(46)	(25)	(150)	(112)
Net income	489	477	374	1,381	1,084
Net (income) loss attributable to non-controlling interests	—	2	—	2	1
Net income attributable to common stockholders	$489	$479	$374	$1,383	$1,085
Earnings (loss) per share ("EPS") attributable to common stockholders:
Basic EPS	$4.95	$4.86	$3.82	$14.03	$11.10
Diluted EPS	$4.93	$4.83	$3.81	$13.96	$11.07
Weighted-average shares for basic EPS (in thousands)	98,787	98,641	97,982	98,607	97,777
Weighted-average shares for diluted EPS (in thousands)	99,277	99,136	98,174	99,047	98,037

EQUINIX, INC.
Condensed Consolidated Balance Sheets
(in millions, except headcount)
(unaudited)

	September 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$2,362	$1,727
Short-term investments	1,235	1,500
Accounts receivable, net	1,203	1,001
Other current assets	957	897
Total current assets	5,757	5,125
Property, plant and equipment, net	26,282	23,584
Operating lease right-of-use assets	1,317	1,392
Goodwill	5,874	5,984
Intangible assets, net	1,146	1,316
Other assets	4,069	2,740
Total assets	$44,445	$40,141
Liabilities, Redeemable Non-Controlling Interest and Stockholders’ Equity
Accounts payable and accrued expenses	$1,425	$1,350
Accrued property, plant and equipment	676	564
Current portion of operating lease liabilities	155	155
Current portion of finance lease liabilities	182	168
Current portion of mortgage and loans payable	6	17
Current portion of senior notes	1,665	1,299
Other current liabilities	343	340
Total current liabilities	4,452	3,893
Operating lease liabilities, less current portion	1,231	1,304
Finance lease liabilities, less current portion	2,196	2,187
Mortgage and loans payable, less current portion	13	686
Senior notes, less current portion	20,963	16,910
Other liabilities	1,037	983
Total liabilities	29,892	25,963
Redeemable non-controlling interest	25	25
Common stockholders' equity:
Common stock	—	—
Additional paid-in capital	22,209	21,642
Treasury stock	(23)	(24)
Accumulated dividends	(13,748)	(12,202)
Accumulated other comprehensive loss	(1,385)	(1,359)
Retained earnings	7,484	6,099
Total common stockholders' equity	14,537	14,156
Non-controlling interests	(9)	(3)
Total stockholders' equity	14,528	14,153
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$44,445	$40,141

Ending headcount by geographic region is as follows:
Americas headcount	6,021	5,917
EMEA headcount	4,768	4,706
Asia-Pacific headcount	3,253	3,093
Total headcount	14,042	13,716

EQUINIX, INC.
Summary of Debt Principal Outstanding
(in millions)
(unaudited)

	September 30, 2026	December 31, 2025

Finance lease liabilities	$2,378	$2,355

Term loans	5	673
Mortgage payable and other loans payable	14	30
Total mortgage and loans payable principal	19	703

Senior notes	22,628	18,209
Plus: debt issuance costs and debt discounts	192	150
Total senior notes principal	22,820	18,359

Total debt principal outstanding	$25,217	$21,417

EQUINIX, INC.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Nine Months Ended
	September 30, 2026	September 30, 2025

Cash flows from operating activities:
Net income	$1,381	$1,084
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	1,649	1,515
Stock-based compensation	414	370
Impairment charges	25	5
(Gain) loss on asset sales	(17)	(1)
Other operating activities	30	21
Changes in operating assets and liabilities:
Accounts receivable	(210)	(180)
Income taxes, net	(44)	(91)
Operating lease right-of-use assets	119	122
Operating lease liabilities	(119)	(113)
Accounts payable and accrued expenses	88	(49)
Other assets and liabilities	(289)	84
Net cash provided by operating activities	3,027	2,767
Cash flows from investing activities:
Purchases of equity investments	(1,153)	(54)
Distributions from equity investments	105	17
Purchases of short-term investments	(972)	(1,092)
Maturities and sales of short-term investments	1,254	770
Business acquisitions, net of cash acquired	—	(182)
Real estate acquisitions	(234)	(391)
Purchases of other property, plant and equipment	(4,392)	(2,875)
Proceeds from sale of assets, net of cash transferred	415	—
Settlement of foreign currency hedges	101	95
Investment in loan receivable	—	(62)
Net cash used in investing activities	(4,876)	(3,774)
Cash flows from financing activities:
Proceeds from employee equity programs	90	95
Payment of dividends	(1,547)	(1,395)
Proceeds from public offering of common stock, net of issuance costs	—	99
Proceeds from senior notes, net of debt discounts	5,399	2,566
Repayment of finance lease liabilities	(129)	(111)
Contribution from non-controlling interest	—	3
Repayment of senior notes	(700)	(1,200)
Repayment of other debt	(686)	(1)
Other financing activities	6	(9)
Net cash provided by financing activities	2,433	47
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	(10)	43
Net increase (decrease) in cash, cash equivalents and restricted cash	574	(917)
Cash, cash equivalents and restricted cash at beginning of period	1,824	3,082
Cash, cash equivalents and restricted cash at end of period	$2,398	$2,165

		Nine Months Ended
		September 30, 2026	September 30, 2025
Free cash flow (1)		$(801)	$(970)

Adjusted free cash flow (2)		$(567)	$(397)

(1)	We define free cash flow as net cash provided by operating activities plus net cash used in investing activities (excluding the net purchases of and distributions from equity investments) as presented below:
	Net cash provided by operating activities as presented above	$3,027	$2,767
	Net cash used in investing activities as presented above	(4,876)	(3,774)
	Less purchases of equity investments, net of distributions	1,048	37
	Free cash flow	$(801)	$(970)

(2)	We define adjusted free cash flow as free cash flow as defined above, excluding any real estate and business acquisitions, net of cash and restricted cash acquired as presented below:
	Free cash flow (as defined above)	$(801)	$(970)
	Less business acquisitions, net of cash and restricted cash acquired	—	182
	Less real estate acquisitions	234	391
	Adjusted free cash flow	$(567)	$(397)

EQUINIX, INC.
Non-GAAP Measures and Other Supplemental Data
($ in millions, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Recurring revenues	$2,442	$2,377	$2,215	$7,150	$6,445
Non-recurring revenues	129	248	101	490	352
Revenues (1)	2,571	2,625	2,316	7,640	6,797

Cash cost of revenues (2)	830	790	752	2,385	2,186
Cash gross profit (3)	1,741	1,835	1,564	5,255	4,611

Cash operating expenses (4):
Cash sales and marketing expenses	157	162	144	481	450
Cash general and administrative expenses	263	277	272	812	817
Total cash operating expenses (4)	420	439	416	1,293	1,267

Adjusted EBITDA (5)	$1,321	$1,396	$1,148	$3,962	$3,344

Cash gross margins (6)	68%	70%	68%	69%	68%

Adjusted EBITDA margins (7)	51%	53%	50%	52%	49%

FFO (8)	$858	$854	$707	$2,470	$2,043

AFFO (9)(10)	$1,156	$1,168	$965	$3,389	$2,884

Basic FFO per share (11)	$8.69	$8.66	$7.22	$25.05	$20.89

Diluted FFO per share (11)	$8.64	$8.61	$7.20	$24.94	$20.84

Basic AFFO per share (11)	$11.70	$11.84	$9.85	$34.37	$29.50

Diluted AFFO per share (11)	$11.64	$11.78	$9.83	$34.22	$29.42

		Three Months Ended			Nine Months Ended
		September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:

	Colocation	$770	$747	$682	$2,248	$1,972
	Interconnection	262	256	239	769	699
	Managed infrastructure	52	56	61	165	186
	Other	9	8	5	24	12
	Recurring revenues	1,093	1,067	987	3,206	2,869
	Non-recurring revenues	55	184	48	284	171
	Revenues	$1,148	$1,251	$1,035	$3,490	$3,040

	EMEA Revenues:

	Colocation	$653	$633	$588	$1,899	$1,727
	Interconnection	108	105	100	319	283
	Managed infrastructure	40	40	39	121	112
	Other	30	28	29	87	82
	Recurring revenues	831	806	756	2,426	2,204
	Non-recurring revenues	47	39	28	124	90
	Revenues	$878	$845	$784	$2,550	$2,294

	Asia-Pacific Revenues:

	Colocation	$403	$392	$367	$1,181	$1,068
	Interconnection	95	92	83	276	240
	Managed infrastructure	16	16	18	49	52
	Other	4	4	4	12	12
	Recurring revenues	518	504	472	1,518	1,372
	Non-recurring revenues	27	25	25	82	91
	Revenues	$545	$529	$497	$1,600	$1,463

	Worldwide Revenues:

	Colocation	$1,826	$1,772	$1,637	$5,328	$4,767
	Interconnection	465	453	422	1,364	1,222
	Managed infrastructure	108	112	118	335	350
	Other	43	40	38	123	106
	Recurring revenues	2,442	2,377	2,215	7,150	6,445
	Non-recurring revenues	129	248	101	490	352
	Revenues	$2,571	$2,625	$2,316	$7,640	$6,797

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$1,257	$1,230	$1,142	$3,673	$3,310

		Three Months Ended			Nine Months Ended
		September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
	Depreciation, amortization and accretion expense	(409)	(421)	(375)	(1,235)	(1,079)
	Stock-based compensation expense	(18)	(19)	(15)	(53)	(45)
	Cash cost of revenues	$830	$790	$752	$2,385	$2,186

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)	We define cash sales and marketing expense as sales and marketing expense less depreciation, amortization and stock-based compensation as presented below. We define cash general and administrative expense as general and administrative expense less depreciation, amortization and stock-based compensation as presented below. We define cash operating expense as selling, general, and administrative expense less depreciation, amortization, and stock-based compensation. We also refer to cash operating expense as cash selling, general and administrative expense or "cash SG&A".

	Sales and marketing expense	$233	$239	$219	$713	$669
	Depreciation and amortization expense	(51)	(51)	(50)	(154)	(147)
	Stock-based compensation expense	(25)	(26)	(25)	(78)	(72)
	Cash sales and marketing expense	157	162	144	481	450
	General and administrative expense	449	462	470	1,355	1,359
	Depreciation and amortization expense	(88)	(85)	(108)	(260)	(289)
	Stock-based compensation expense	(98)	(100)	(90)	(283)	(253)
	Cash general and administrative expenses	263	277	272	812	817
	Cash operating expense	$420	$439	$416	$1,293	$1,267

(5)	We define adjusted EBITDA as net income excluding income tax expense or benefit, interest income, interest expense, other income or expense, gain or loss on debt extinguishment, depreciation, amortization, accretion, stock-based compensation expense, restructuring and other exit charges, impairment charges, transaction costs, and gain or loss on asset sales as presented below:

	Net income	$489	$477	$374	$1,381	$1,084
	Income tax expense (benefit)	48	46	25	150	112
	Interest income	(46)	(36)	(53)	(123)	(152)
	Interest expense	163	151	128	462	385
	Other (income) expense	(54)	28	—	(27)	(2)
	(Gain) loss on debt extinguishment	—	(1)	—	(1)	(1)
	Depreciation, amortization and accretion expense	548	557	533	1,649	1,515
	Stock-based compensation expense	141	145	130	414	370
	Restructuring and other exit charges	6	6	5	18	17
	Impairment charges	6	17	4	25	5
	Transaction costs	20	3	3	31	12
	(Gain) loss on asset sales	—	3	(1)	(17)	(1)
	Adjusted EBITDA	$1,321	$1,396	$1,148	$3,962	$3,344
	Americas	560	641	489	1,717	1,398
	EMEA	456	456	384	1,336	1,148
	Asia-Pacific	305	299	275	909	798
	Adjusted EBITDA	$1,321	$1,396	$1,148	$3,962	$3,344

(6)	We define cash gross margins as cash gross profit divided by revenues.

		Three Months Ended			Nine Months Ended
		September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025

(7)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

(8)	FFO is defined as net income or loss attributable to common stockholders, excluding gain or loss from the disposition of real estate assets, depreciation and amortization expense on real estate assets and adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items.

	Net income	$489	$477	$374	$1,381	$1,084
	Net (income) loss attributable to non-controlling interests	—	2	—	2	1
	Net income (loss) attributable to common stockholders	489	479	374	1,383	1,085
	Adjustments:
	Real estate depreciation	358	361	324	1,070	933
	(Gain) loss on disposition of real estate assets	—	3	(1)	(17)	—
	Adjustments for FFO from unconsolidated joint ventures	11	11	10	34	25
	FFO attributable to common stockholders	$858	$854	$707	$2,470	$2,043

(9)	AFFO is defined as FFO adjusted for depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, stock-based charitable contributions, restructuring and other exit charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss from the disposition of non-real estate assets, gain or loss on debt extinguishment, an income tax expense adjustment, recurring capital expenditures, net income or loss from discontinued operations, net of tax, and adjustments from FFO to AFFO related to unconsolidated joint ventures and non-controlling interests.

	FFO attributable to common stockholders	$858	$854	$707	$2,470	$2,043
	Adjustments:
	Installation revenue adjustment	8	8	6	24	16
	Straight-line rent expense adjustment	(3)	(4)	1	(3)	9
	Contract cost adjustment	(11)	(11)	(8)	(37)	(25)
	Amortization of deferred financing costs and debt discounts	8	7	6	22	17
	Stock-based compensation expense	141	145	130	414	370
	Stock-based charitable contributions	—	3	—	3	3
	Non-real estate depreciation expense	134	139	155	411	426
	(Gain) loss on disposition of non-real estate assets	—	—	(3)	—	(1)
	Amortization expense	52	51	51	155	149
	Accretion expense adjustment	4	6	3	13	7
	Recurring capital expenditures	(68)	(49)	(64)	(149)	(145)
	(Gain) loss on debt extinguishment	—	(1)	—	(1)	(1)
	Restructuring and other exit charges	6	6	5	18	17
	Transaction costs	20	3	3	31	12
	Impairment charges	6	17	4	25	5
	Income tax expense adjustment	1	(8)	(29)	(7)	(19)
	Adjustments for AFFO from unconsolidated joint ventures	—	2	(2)	—	1

		Three Months Ended			Nine Months Ended
		September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
	AFFO attributable to common stockholders	$1,156	$1,168	$965	$3,389	$2,884

(10)	Following is how we reconcile from adjusted EBITDA to AFFO:

	Adjusted EBITDA	$1,321	$1,396	$1,148	$3,962	$3,344
	Adjustments:
	Interest expense, net of interest income	(117)	(115)	(75)	(339)	(233)
	Amortization of deferred financing costs and debt discounts	8	7	6	22	17
	Income tax expense	(48)	(46)	(25)	(150)	(112)
	Income tax expense adjustment	1	(8)	(29)	(7)	(19)
	Straight-line rent expense adjustment	(3)	(4)	1	(3)	9
	Stock-based charitable contributions	—	3	—	3	3
	Contract cost adjustment	(11)	(11)	(8)	(37)	(25)
	Installation revenue adjustment	8	8	6	24	16
	Recurring capital expenditures	(68)	(49)	(64)	(149)	(145)
	Other income (expense)	54	(28)	—	27	2
	Adjustments for (gain) loss on asset dispositions	—	—	(3)	—	—
	Adjustments for unconsolidated JVs and non-controlling interests	11	15	8	36	27
	AFFO attributable to common stockholders	$1,156	$1,168	$965	$3,389	$2,884

(11)	The shares used in the computation of basic and diluted FFO and AFFO per share attributable to common stockholders is presented below:

	Shares used in computing basic net income per share, FFO per share and AFFO per share (in thousands)	98,787	98,641	97,982	98,607	97,777
	Effect of dilutive securities:
	Employee equity awards (in thousands)	490	495	192	440	260
	Shares used in computing diluted net income per share, FFO per share and AFFO per share (in thousands)	99,277	99,136	98,174	99,047	98,037

	Basic FFO per share	$8.69	$8.66	$7.22	$25.05	$20.89
	Diluted FFO per share	$8.64	$8.61	$7.20	$24.94	$20.84

	Basic AFFO per share	$11.70	$11.84	$9.85	$34.37	$29.50
	Diluted AFFO per share	$11.64	$11.78	$9.83	$34.22	$29.42